EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2009 Second-Quarter and First-Half Financial Results

- Second-Quarter 2009 Sales Were Another Quarterly Record

- Management Remains Optimistic About Balance of 2009

FAIRPORT HARBOR, OHIO – July 24, 2009 – OurPet’s Company (OTC BB:OPCO) (www.ourpets.com), a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for its second quarter and first half ended June 30, 2009.

Net revenues for the 2009 second quarter increased 19.6 percent to $3,605,892 from $3,015,604 for the same period a year ago. Gross margin, as a percent of sales for the 2009 second quarter, was 30.1 percent, compared to 26.4 percent in the 2008 second quarter. Income from operations for the 2009 second quarter was $199,384, compared to a loss of ($724,663) for the 2008 second quarter, or an improvement of $924,047. Litigation expenses for the 2009 and 2008 second quarters were $81,360 and $890,091, respectively. Net income for the 2009 second quarter was $194,934, compared to a net loss of ($769,835) for the same period in 2008. Earnings, before interest, taxes, depreciation and amortization (EBITDA), were a positive $356,647 in the 2009 second quarter, compared to a negative ($608,246) in the 2008 second quarter.

Net revenues for the 2009 first half increased 18.1 percent to $6,995,711 from $5,920,868 for the same period a year ago. Gross profit margin, as a percent of sales for the 2009 first half, was 29.8 percent, compared to 28.1 percent in the 2008 first half. Income from operations for the 2009 first half was $320,355, compared to a loss of ($1,071,125) for the 2008 first half, or an improvement of $1,391,479. Litigation expenses for the 2009 and 2008 first halves were $245,674 and $1,449,213, respectively. Net income for the 2009 first half was $273,543, compared to a net loss of ($1,161,307) for the same period in 2008. EBITDA was a positive $600,701 in the 2009 first half, compared to a negative ($828,468) in the 2008 first half.

Dr. Steven Tsengas, President and CEO, stated, “Our record sales for both the 2009 second quarter and first half are a result of increased sales to existing customers and our penetration into pet distributor markets. We are pleased to continue to show strong sales growth despite the very challenging business environment as customers appreciate the value of our innovative products. For the 2009 second quarter, compared to the same period in 2008, our Play-N-Squeak brand products comprised 60 percent of the sales increase, while 25 percent of the increase came from our new Flappy dog toys. For the 2009 first half, compared to the same period in 2008, our new Flappy brand of dog toys comprised 50 percent of the sales increase, while our Play-N-Squeak brand products comprised 43 percent of the sales increase. We are extremely encouraged with how our new Flappy brand has performed since we introduced it earlier this year. In fact, Flappy Dog Toys has been chosen as a 2009 Pet Product News ‘Editor’s Choice’ award winner!

“Our earnings for the 2009 second quarter and year to date reflect improved gross profit margins and aggressive cost control, particularly reduced litigation expenses related to our SmartScoop product. While legal appeals progress, our strategy is to continue strengthening our SmartScoop® brand as well as accelerate the growth of the rest of our business. As was previously reported, the US Customs ruled in our favor on May 28, 2009 that the new model SmartScoop® can be freely imported into the United States. We are one of the most innovative companies in the pet industry with over 100 patents issued, or pending, and we will aggressively pursue all legal remedies to protect our valuable intellectual property.

“We are optimistic about the number of new trend-setting products that will be rolled out during the next twelve months. We anticipate these exciting new products will have a significant positive impact on revenue and profits in the latter part of 2009 and the first half of 2010. Specifically, we will be making over ten new product introductions in the second half of 2009 to support our various brands, with the focus of these items to capitalize on the strong online consumer demand that occurs during the holidays. We simultaneously continue strengthening our human resources and management systems to support the anticipated company growth. We remain guardedly optimistic that the balance of 2009 will see continued revenue and earnings growth, as we implement our strategic business plan.”

About OurPet’s Company

OurPet's designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company’s websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, and www.flappydogtoys.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Attached—

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Six Months Ended June 30,		For the Quarter Ended June 30,
	2009	2008	2009	2008
Net revenue	$6,995,711	$5,920,868	$3,605,892	$3,015,604
Cost of goods sold	4,911,998	4,256,842	2,521,688	2,218,441

Gross profit on sales	2,083,713	1,664,026	1,084,205	797,163
Selling, general and administrative expenses	1,517,684	1,285,938	803,461	631,735
Litigation expense	245,674	1,449,213	81,360	890,091

Income (loss) from operations	320,355	(1,071,125)	199,384	(724,663)
Other income and expense, net	(37,720)	(811)	(37,722)	(1,028)
Interest expense	84,531	90,993	42,172	46,200

Net Income (Loss)	273,543	(1,161,307)	194,934	(769,835)

Basic and diluted net income (loss) per common share after dividend requirements for preferred stock	$0.02	$(0.08)	$0.01	$(0.05)

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,984,780	15,245,105	16,005,237	15,246,226

OURPET’S COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
ASSETS
Cash and equivalents	$372,970	$363,573
Receivables, net	1,765,208	1,420,884
Inventories	3,389,102	3,303,617
Prepaid expenses	169,647	73,995

Total current assets	5,696,926	5,162,069
Property and equipment, net	1,945,230	2,076,550
Other	337,255	339,367

Total assets	$7,979,412	$7,577,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$1,900,000	$1,900,000
Current maturities of long-term debt	750,251	144,581
Accounts payable	1,409,002	1,238,367
Accrued expenses	675,625	666,051

Total current liabilities	4,734,878	3,948,999
Long-term debt	797,725	1,474,036
Stockholders’ Equity	2,446,808	2,154,951

Total liabilities and stockholders’ equity	$7,979,412	$7,577,986